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Exhibit 5(a)

OPINION OF JOHN R. GAILEY III

September 19, 2005

West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341

    Re:
    Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by West Pharmaceutical Services, Inc., a Pennsylvania corporation (the "Company"), with the U. S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 128,547 shares of the Company's common stock, $0.25 par value per share (the "Common Stock") issued by the Company pursuant to Share and Interest Purchase Agreement by and among the Company, West Pharmaceutical Services of Delaware, Inc., Medimop Medical Projects, Ltd., Medimop USA LLC and Freddy Zinger (the "Agreement"). The Common Stock may be offered and sold from time to time on a delayed or continuous basis pursuant to Securities Act Rule 415, and as may be set forth in one or more supplements to the prospectus, after the Registration Statement becomes effective.

        I have examined the Registration Statement, including the exhibits thereto, the Company's Amended and Restated Articles of Incorporation and its Amended and Restated By-Laws as currently in effect, the Agreement, certain resolutions of the board of directors, and such other documents, corporate records and instruments and have examined such laws and regulations deemed necessary for purposes of rendering the opinions set forth herein as I have deemed appropriate. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, I am of the opinion that the Shares issued and paid for in accordance with the terms of the Agreement were validly issued, fully paid and non-assessable.

        My opinion is limited to the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania, as amended, including the statutory provisions and all applicable provisions of the Pennsylvania Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.

        I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus under the caption "Legal Matters." In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,
By:	/s/ JOHN R. GAILEY III John R. Gailey III John R. Gailey, III Vice President and General Counsel

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  Exhibit 5(a)
OPINION OF JOHN R. GAILEY III September 19, 2005